COMPANY CONTACT: Jeff Magids Senior Manager, Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Third Quarter 2018 Results and Increased Borrowing Base
Houston, TX - November 6, 2018 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the third quarter of 2018. Highlights include:

•	Net production averaged approximately 192 million cubic feet of natural gas equivalent per day (“MMcfe/d”), an increase of 20% compared to the second quarter

•	Revenues of $65.0 million, Net Income of $7.1 million, and Adjusted EBITDA (a non-GAAP measure) of $44.5 million

•	Lease operating expenses of $0.24/Mcfe compared to $0.41/Mcfe in the third quarter of 2017, a decrease of 41%

•	Crude oil and natural gas realizations in the third quarter were 103% and 102% of WTI and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford

•	Latest pads in Uno Mas (two wells), AWP (two wells) and Fasken (six wells) yielded 30-day average initial production rates (“IPs”) of 24.6 MMcfe/d, 29.3 MMcfe/d and 51.9 MMcfe/d, respectively

•	Upper Eagle Ford development wells in Webb County exceeding type curve by 8%

•	Borrowing base increase to $410 million following the Company’s semi-annual redetermination, representing an $80 million increase from the spring borrowing base redetermination

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "Our third quarter results demonstrate both the quality and growth potential of our assets. We are now realizing the accelerated production growth from the addition of a second rig to our drilling program earlier in the year. This increase in production, coupled with our continued focus on becoming the lowest cost operator, has led to adjusted EBITDA of $44.5 million, an increase of 42% compared to the second quarter. As a further indication of performance on both the execution and cost fronts, our recently completed semi-annual redetermination resulted in an $80 million increase to our borrowing base and further strengthened an already solid liquidity position."
Mr. Woolverton commented further, "Our operations team is executing on several initiatives which include testing landing targets, high intensity slickwater completion designs, proppant intensities and further delineation of the Southern Eagle Ford gas fairway. We are pleased with the well performance that we are seeing across all areas of our portfolio. Given drilling cycle-time compression, the testing of high intensity completion designs, and the drilling of higher working interest wells, we increased our 2018 capital expenditure budget to a range of $290 to $310 million. By building on the momentum in the second half of 2018 and continuing to advance our Eagle Ford growth strategy, we are well positioned to carry forward our notable production ramp into 2019."
OPERATIONS HIGHLIGHTS
The third quarter marked the second full quarter of running two drilling rigs for the Company. As such, capital activity expanded accordingly, and the production growth is now being realized as wells from this activity are completed and brought to sales. During the third quarter, the Company brought 13 net wells to sales versus seven net wells during the first half of the year. For the full year, the Company expects to drill and complete 34-35 and 29-30 net wells, respectively. This is an increase from our prior guidance of drilling and completing 31-33 and 25-27 net wells, respectively, and is due to drilling cycle-time compression and efficient scheduling of frac operations. The Company has drilled in all areas of its portfolio in 2018 and more recently has shifted its activity to higher working interest wells.
During the third quarter, the Company drilled 10 gross (nine net) wells while completing 12 gross (11 net) wells. The Company completed two-well pads in its Oro Grande, Uno Mas and Artesia areas, a three-well pad in its Fasken area, and the final three wells of a six-well pad in its Fasken area. The Fasken six-well pad included three Upper Eagle Ford wells and three Lower Eagle Ford wells. The Company plans to operate two drilling rigs for the remainder of the year. The Company’s high specification rig, added in early March, will continue to focus on the western portion of the Company's Eagle Ford portfolio in Webb and southwest La Salle counties. The other drilling rig will focus on the Company's Southern Eagle Ford and AWP areas.
The Company is strategically employing high intensity slickwater completion techniques across its portfolio. The Company utilized slickwater designs on 75% of the total wells completed in the third quarter. Overall, the Company averaged a completion intensity of 3,100 pounds of proppant and 65 barrels of fluid per foot of lateral, an increase of 51% and 93%, respectively, over the wells completed in the first half of the year. In the third quarter, the Company completed an Uno Mas well with 4,500 pounds of proppant and 62 barrels of fluid per foot of lateral, which was its largest fracture stimulation by proppant intensity to date and the largest Eagle Ford frac by proppant intensity in La Salle County history. Early results from these higher intensity fracs indicate they outperform the gel-based hybrid style, medium intensity completions the Company has historically employed. The Company continues to integrate new concepts to improve asset performance, increase capital efficiency and reduce operating costs.
PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
The Company's total net production for the third quarter averaged approximately 192 MMcfe/d. Production mix for the third quarter consisted of approximately 83% natural gas, 12% NGLs, and 5% oil.
Lease operating expenses of $0.24/Mcfe were lower than the $0.41/Mcfe reported in the third quarter of 2017, a decrease of 41%. Lease operating expenses for the third quarter came in below the low end of the Company’s guidance range, primarily driven by continued cost reduction initiatives.
After deducting $1.6 million of non-cash compensation expense, cash general and administrative costs of $3.9 million were significantly lower than the $4.6 million reported in the third quarter of 2017. Cash general and administrative costs compared favorably to guidance due to ongoing efforts to reduce administrative costs.
Transportation and processing expenses came in at $0.35/Mcfe while production and ad valorem taxes were 3.8% of oil and gas revenues for the third quarter, both metrics coming in below the low end of the Company's guidance range, primarily due to a favorable ad valorem tax adjustment.
The Company’s average realized natural gas price, excluding the effect of hedging, was $2.97/Mcf compared to $2.93/Mcf in the second quarter. The average realized crude oil selling price, excluding the effect of hedging, was $71.68/Bbl in the quarter, up from $68.53/Bbl in the second quarter. The average realized NGL selling price in the quarter was $30.59/Bbl, compared to $25.36/Bbl in the second quarter. The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the third quarter were 103% and 102% of WTI and Henry Hub, respectively, excluding hedging.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $65.0 million, up 27% over the second quarter. On a GAAP basis, the Company reported net income of $7.1 million for the third quarter, which includes an unrealized loss on the value of the Company's hedge portfolio of $13.6 million.

The Company reported Adjusted EBITDA of $44.5 million, up 42% over the second quarter. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the third quarter totaled approximately $97 million.
GUIDANCE UPDATE
For the fourth quarter, the Company is guiding for production of 203-233 MMcfe/d. The Company is increasing its fourth quarter oil and NGL production guidance to 1,780-2,060 Bbls/d and 3,400-3,920 Bbls/d, respectively. For the full year, the Company is narrowing its production guidance to 179-187 MMcfe/d. Additional detail concerning the Company's fourth quarter and full year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. As of September 30, 2018, the Company has approximately 70% of total production volumes hedged for the remainder of 2018, using the mid-point of production guidance. The Company continues to layer on additional hedges when prices are favorable, including both oil and gas basis. Please see the Company's Form 10-Q filing, which the Company expects to file on Wednesday, November 7, 2018, for a detailed summary of derivative contracts.
CAPEX UPDATE
Given drilling cycle-time compression, the testing of high intensity completion designs, and the drilling of higher working interest wells, the Company increased its 2018 capital expenditure budget from a range of $245-$265 million to a range of $290-$310 million. The Company maintains considerable flexibility to modify its drilling program based on well results, commodity prices and other strategic opportunities.
CAPITAL STRUCTURE AND LIQUIDITY
The Company's liquidity as of September 30, 2018, was $210.5 million, primarily consisting of $4.5 million of cash and $206 million of availability under the Company’s credit facility. The Company recently completed its semi-annual redetermination, and the borrowing base under the credit facility was increased from $330 million to $410 million. With the upsized borrowing base, the Company's liquidity is $80 million higher than at the end of the third quarter. Additionally, the applicable margins used to calculate the interest rate on the facility were reduced 25 basis points. As of November 1, 2018, the Company had 11.7 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
The Company will host a conference call for investors on Wednesday, November 7, 2018, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Third Quarter 2018 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Third Quarter 2018 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	volatility in natural gas, oil and NGL prices;

•	future cash flows and their adequacy to maintain our ongoing operations;

•	liquidity, including our ability to satisfy our short- or long-term liquidity needs;

•	our borrowing capacity, future covenant compliance, cash flows and liquidity;

•	operating results;

•	asset disposition efforts or the timing or outcome thereof;

•	ongoing and prospective joint ventures, their structure and substance, and the likelihood of their finalization or the timing thereof;

•	the amount, nature and timing of capital expenditures, including future development costs;

•	timing, cost and amount of future production of oil and natural gas;

•	availability of drilling and production equipment or availability of oil field labor;

•	availability, cost and terms of capital;

•	drilling of wells;

•	availability and cost for transportation of oil and natural gas;

•	costs of exploiting and developing our properties and conducting other operations;

•	competition in the oil and natural gas industry;

•	general economic conditions;

•	opportunities to monetize assets;

•	effectiveness of our risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation of the oil and natural gas industry;

•	developments in world oil markets and in oil and natural gas-producing countries; and

•	uncertainty regarding our future operating results.
All forward-looking statements speak only as of the date this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	September 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$4,542	$7,806
Accounts receivable, net	31,066	27,263
Fair value of commodity derivatives	2,584	5,148
Other current assets	2,928	2,352
Total Current Assets	41,120	42,569
Property and Equipment:
Property and Equipment, full cost method, including $54,986 and $50,377 of unproved property costs not being amortized at the end of each period	891,708	712,166
Less – Accumulated depreciation, depletion, amortization & impairment	(261,763)	(216,769)
Property and Equipment, Net	629,945	495,397
Fair value of long-term commodity derivatives	2,624	2,553
Other Long-Term Assets	6,535	10,751
Total Assets	$680,224	$551,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$48,108	$44,437
Fair value of commodity derivatives	17,925	5,075
Accrued capital costs	51,930	10,883
Accrued interest	2,304	2,106
Undistributed oil and gas revenues	12,671	12,996
Total Current Liabilities	132,938	75,497

Long-Term Debt, net	316,773	265,325
Deferred Tax Liabilities	549	—
Asset Retirement Obligations	4,158	8,678
Fair value of long-term commodity derivatives	8,352	2,758
Other Long-Term Liabilities	1,250	5,554
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,757,972 and 11,621,385 shares issued and 11,692,101 and 11,570,621 shares outstanding, respectively	118	116
Additional paid-in capital	284,406	279,111
Treasury stock, held at cost, 65,871 and 50,764 shares	(1,870)	(1,452)
Retained earnings (Accumulated deficit)	(66,450)	(84,317)
Total Stockholders’ Equity	216,204	193,458
Total Liabilities and Stockholders’ Equity	$680,224	$551,270

Condensed Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Revenues:
Oil and gas sales	$65,034	$49,019

Operating Expenses:
General and administrative, net	5,486	6,031
Depreciation, depletion, and amortization	18,766	11,832
Accretion of asset retirement obligations	87	582
Lease operating costs	4,207	5,831
Transportation and gas processing	6,138	4,921
Severance and other taxes	2,464	2,479
Total Operating Expenses	37,148	31,676

Operating Income (Loss)	27,886	17,343

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(13,600)	(1,603)
Interest expense, net	(7,212)	(2,868)
Other income (expense), net	226	12

Income (Loss) Before Income Taxes	7,300	12,884

Provision (Benefit) for Income Taxes	220	—

Net Income (Loss)	$7,080	$12,884

Per Share Amounts-

Basic: Net Income (Loss)	$0.61	$1.12

Diluted: Net Income (Loss)	$0.60	$1.12

Weighted Average Shares Outstanding - Basic	11,671	11,531

Weighted Average Shares Outstanding - Diluted	11,792	11,545

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Revenues:
Oil and gas sales	$169,134	$137,216

Operating Expenses:
General and administrative, net	16,856	22,676
Depreciation, depletion, and amortization	44,994	32,375
Accretion of asset retirement obligations	330	1,722
Lease operating costs	12,927	16,380
Transportation and gas processing	16,585	14,067
Severance and other taxes	8,156	6,377
Total Operating Expenses	99,848	93,597

Operating Income (Loss)	69,286	43,619

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(30,707)	14,465
Interest expense, net	(19,686)	(11,117)
Other income (expense), net	(477)	(133)

Income (Loss) Before Income Taxes	18,416	46,834

Provision (Benefit) for Income Taxes	549	—

Net Income (Loss)	$17,867	$46,834

Per Share Amounts-

Basic: Net Income (Loss)	$1.53	$4.10

Diluted: Net Income (Loss)	$1.52	$4.08

Weighted Average Shares Outstanding - Basic	11,643	11,417

Weighted Average Shares Outstanding - Diluted	11,759	11,479

Condensed Consolidated Statements of Cash Flows
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cash Flows from Operating Activities:
Net income (loss)	$17,867	$46,834
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	44,994	32,375
Accretion of asset retirement obligations	330	1,722
Deferred income taxes	549	—
Share-based compensation expense	4,240	4,538
(Gain) Loss on derivatives, net	30,707	(14,465)
Cash settlement (paid) received on derivatives	(5,671)	(2,503)
Settlements of asset retirement obligations	(159)	(2,245)
Write down of debt issuance cost	—	2,401
Other	4,114	760
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	(6,533)	(3,884)
Increase (decrease) in accounts payable and accrued liabilities	(2,612)	1,605
Increase (decrease) in accrued interest	198	(86)
Net Cash Provided by (used in) Operating Activities	88,024	67,052
Cash Flows from Investing Activities:
Additions to property and equipment	(163,151)	(141,636)
Proceeds from the sale of property and equipment	27,940	653
Payments on property sale obligations	(7,036)	—
Transfer of company funds from restricted cash	(222)	—
Transfer of company funds to restricted cash	—	26
Net Cash Provided by (Used in) Investing Activities	(142,469)	(140,957)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	192,300	349,000
Payments of bank borrowings	(141,300)	(297,000)
Net proceeds from issuances of common stock	709	39,180
Purchase of treasury shares	(418)	(618)
Payments of debt issuance costs	(330)	(4,073)
Net Cash Provided by (Used in) Financing Activities	50,961	86,489

Net increase (decrease) in Cash, Cash Equivalents and Restricted Cash	(3,484)	12,584
Cash, Cash Equivalents and Restricted Cash, at Beginning of Period	8,026	497
Cash, Cash Equivalents and Restricted Cash at End of Period	$4,542	$13,081

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$17,620	$11,390
Changes in capital accounts payable and capital accruals	$54,060	$9,375
Changes in other long-term liabilities for capital expenditures	$(3,750)	$—

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Net Income (Loss)	$7,080	$12,884
Plus:
Depreciation, depletion and amortization	18,766	11,832
Accretion of asset retirement obligations	87	582
Interest expense	7,212	2,868
Derivative (gain)/loss	13,600	1,603
Derivative cash settlements collected/(paid) (1)	(4,060)	(63)
Income tax expense/(benefit)	220	—
Share-based compensation expense	1,566	1,403
Adjusted EBITDA	$44,471	$31,109
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net Income (Loss)	$17,867	$46,834
Plus:
Depreciation, depletion and amortization	44,994	32,375
Accretion of asset retirement obligations	330	1,722
Interest expense	19,686	11,117
Derivative (gain)/loss	30,707	(14,465)
Derivative cash settlements collected/(paid) (1)	(6,536)	(2,352)
Income tax expense/(benefit)	549	—
Share-based compensation expense	4,241	4,538
Adjusted EBITDA	$111,838	$79,769
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Production volumes:
Oil (MBbl) (1)	155	170
Natural gas (MMcf)	14,732	11,723
Natural gas liquids (MBbl) (1)	334	267
Total (MMcfe)	17,666	14,346

Oil, Natural gas and Natural gas liquids sales:
Oil	$11,124	$7,996
Natural gas	43,697	35,242
Natural gas liquids	10,213	5,780
Total	$65,034	$49,019

Average realized price:
Oil (per Bbl)	$71.68	$46.93
Natural gas (per Mcf)	2.97	3.01
Natural gas liquids (per Bbl)	30.59	21.67
Average per Mcfe	$3.68	$3.42

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Production volumes:
Oil (MBbl) (1)	473	456
Natural gas (MMcf)	39,081	32,904
Natural gas liquids (MBbl) (1)	793	699
Total (MMcfe)	46,675	39,833

Oil, Natural gas and Natural gas liquids sales:
Oil	$32,202	$21,724
Natural gas	115,833	101,349
Natural gas liquids	21,113	14,143
Total	$169,148	$137,216

Average realized price:
Oil (per Bbl)	$68.09	$47.64
Natural gas (per Mcf)	2.96	3.08
Natural gas liquids (per Bbl)	26.63	20.24
Average per Mcfe	$3.62	$3.44

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

Fourth Quarter 2018 & Full Year 2018 Guidance

Guidance
	4Q 2018	FY 2018
Production Volumes:
Oil (Bbls/d)	1,780 - 2,060	1,745 - 1,815
NGLs (Bbls/d)	3,400 - 3,920	3,030 - 3,160
Natural Gas (Mmcf/d)	172 - 197	151 - 157
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	203 - 233	179 - 187

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.20 - $0.23	$0.25 - $0.26
Transportation & Processing Expense ($/Mcfe)	$0.32 - $0.37	$0.35 - $0.36
Production & Ad Val Taxes (% of O&G Revenue)	4.0% - 4.7%	4.6% - 4.8%
Cash G&A, net (in millions)	$4.3 - $4.8	$16.9 - $17.4
DD&A Expense ($/Mcfe)	$1.05 - $1.20	$0.99 - $1.03
Cash Interest Expense ($MM)	$6.5 - $7.5	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	$0.10 - $0.15	N/A
Crude Oil NYMEX Differential (per Bbl)	$1.50 - $3.50	N/A
Natural Gas Liquids (% of WTI)	37% - 39%	N/A